                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12b-25

                                                   Commission File Number 1-8137

                           NOTIFICATION OF LATE FILING

(Check One):  [X] Form 10-K    [ ] Form 11-K     [ ] Form 20-F     [ ] Form 10-Q
              [ ] Form N-SAR   [ ] Form CSR

For Period Ended:                     September 30, 2004
                 ---------------------------------------------------------------

[ ]  Transition Report on Form 10-K         [ ]  Transition Report on Form 10-Q
[ ]  Transition Report on Form 20-F         [ ]  Transition Report on Form N-SAR
[ ]  Transition Report on Form 11-K

For the Transition Period Ended:
                                ------------------------------------------------

    Read attached instruction sheet before preparing form. Please print or type.

    Nothing in this form shall be construed to  imply  that  the  Commission has verified any information contained herein.

    If the  notification  relates  to a portion of the  filing  checked  above, identify the item(s) to which the notification relates:

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                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant      AMERICAN PACIFIC CORPORATION
                       ---------------------------------------------------------

Former name if applicable
                         -------------------------------------------------------

                            3770 HOWARD HUGHES PARKWAY, SUITE 3000
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Address of principal executive office (Street and number)

City, state and zip code    LAS VEGAS, NEVADA 89109
                        --------------------------------------------------------

                                     PART II
                             RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

     (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X]  (b) The subject annual report,  semi-annual  report,  transition  report on
     Form 10-K,  Form  20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or before the  fifteenth  calendar day following the  prescribed  due date;  or the subject  quarterly  report or transition report on Form  10-Q,  or portion  thereof,  will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's  statement or other exhibit required by Rule 12b-25(c)
     has been attached if applicable.

                                    PART III
                                    NARRATIVE

State below in reasonable  detail the reasons why Form 10-K,  11-K,  20-F, 10-Q,
N-SAR,  N-CSR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

     The  Registrant  was  unable  to file  the Form  10-K  for the  year  ended
September 30, 2004, without unreasonable effort or expense, due to its inability to file a complete and accurate Form 10-K by the original filing date.

                                    PART IV
                               OTHER INFORMATION

     (1) Name and  telephone  number  of  person  to  contact  in regard to this notification

         SETH L. VAN VOORHEES        (702)                     735-2200 ext. 166
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             (Name)               (Area Code)                 (Telephone number)

     (2) Have all other periodic  reports  required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s). [X] Yes [ ] No

     (3) Is it anticipated that any significant  change in results of operations from the corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
[ ]Yes [X] No

     If so: attach an explanation of the anticipated  change,  both  narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of the results cannot be made.

                      AMERICAN PACIFIC CORPORATION
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                  (Name of Registrant as Specified in Charter)

Has  caused  this  notification  to be signed on its  behalf by the  undersigned hereunto duly authorized.

Date     December 28, 2004               /s/ SETH L. VAN VOORHEES
     -------------------------           ---------------------------------------
                                         Name:  Seth L. Van Voorhees
                                         Title: Chief Financial Officer

INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

Intentional  misstatements  or omissions  of fact  constitute  Federal  criminal violations. (see 18 U.S.C. 1001).